Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Michelle D. Esterman
Chief Financial Officer
T: (770) 612-7007
E: Michelle.Esterman@altisource.com

ALTISOURCE CLOSES THE SALE OF ITS FINANCIAL SERVICES BUSINESS AND THE SALE OF THE MAJORITY OF ITS REMAINING SHORT-TERM INVESTMENTS IN REAL ESTATE; COMPANY ALSO BEGINS SELLING ITS INVESTMENT IN FRONT YARD RESIDENTIAL CORPORATION STOCK

Luxembourg, July 1, 2019 - Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) (NASDAQ: ASPS) today announced that it closed the sale of its Financial Services business to Transworld Systems Inc. (“TSI”) for an aggregate purchase price of $44 million on July 1, 2019. The Financial Services business provides customer relationship call center, accounts receivable management and mortgage charge-off collection services to leading clients within the financial services, insurance, hospitality, utility and retail credit industries. At closing, Altisource received a $40 million up-front payment less adjustments for targeted working capital and transaction costs. Pursuant to the terms of the sale agreement, Altisource will receive an additional $4 million payment on the one-year anniversary of the closing. In connection with the transaction, the parties have entered into a transition services agreement to provide for the management and orderly transition of certain services and technologies to TSI for periods ranging from two (2) months to thirteen (13) months. Altisource will use the net up-front payment to repay a portion of its senior secured term loan (the “Term Loan”).
The Company also announced today that on June 28, 2019 it closed the sale of the majority of its remaining short-term investments in real estate (the “BRS Inventory”) to Lafayette Real Estate for approximately $39 million less closing costs. The sale of the BRS Inventory is part of Altisource’s previously announced plan to discontinue its Buy-Renovate-Lease-Sell business. Following this and previous sales, only two homes remain to be sold. In anticipation of receiving proceeds from the sale of the homes, the Company repaid $50 million of its Term Loan in the fourth quarter of 2018.
Altisource also announced that in May 2019 the Company started selling its investment in Front Yard Residential Corporation (“RESI”) stock and through June 28, 2019 sold 565,757 shares for net proceeds of approximately $6.48 million (the “RESI Proceeds”). As required by the Term Loan, the Company is using the RESI Proceeds to repay a portion of the Term Loan.
The Company currently estimates it will recognize a net pretax gain of approximately $17 million from the sale of the Financial Services business and the BRS Inventory, and that the pro-forma outstanding balance of the Term Loan will be approximately $295 million following repayments from the sale of the Financial Services business and from the RESI Proceeds.
“We are pleased to close these two transactions and to start selling our investment in RESI stock. We believe these sales will create value for shareholders by streamlining our organization, reducing outstanding debt and increasing management’s focus on our larger fee-based opportunities in the mortgage and real estate space,” said Chairman and Chief Executive Officer William B. Shepro. “In the second quarter, we also implemented a Board-authorized 10b5-1 stock repurchase plan for up to $20 million of Company stock during 2019 (the “Plan”). Through June 28, 2019, we repurchased 305,686 shares of our common stock at an average price of $21.89 per share under this Plan. We believe the Plan represents a good way to return value to shareholders.”
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “seek,” “believe,” “potential” and similar expressions. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to the future and are not statements of historical fact, actual results may differ materially from what is contemplated by the forward-looking statements. Altisource undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, risks relating to (i) the transaction with Transworld Systems Inc., (ii) the transaction with Lafayette Real Estate and (iii) the sales of Front Yard Residential Corporation stock (items (i)-(iii) collectively, the “Transactions”), including in respect of unanticipated expenditures relating to or liabilities arising from the Transactions; litigation or regulatory issues relating to the Transactions; the impact of the Transactions on relationships with employees, customers and other third parties; various risks relating to our ability to effectively manage our regulatory and contractual obligations; the adequacy of our financial resources, including our sources of liquidity and ability to repay borrowings and comply with our senior secured term loan, including the financial and other covenants contained therein; and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of Altisource’s Form 10-K and other filings with the Securities and Exchange Commission.
About Altisource
Altisource Portfolio Solutions S.A. is an integrated service provider and marketplace for the real estate and mortgage industries. Combining operational excellence with a suite of innovative services and technologies, Altisource helps solve the demands of the ever-changing markets we serve. Additional information is available at www.Altisource.com.

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